Exhibit (d)(2)

CONFIDENTIAL

June 20, 2013

Shire Pharmaceutical Holdings Ireland Limited

5 Riverwalk

Citywest Business Campus

Dublin 24, Ireland

Attn:  David Colpman

Re:  Confidentiality Agreement

Ladies and Gentlemen:

Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland (“SPHIL”), has expressed interest in exploring a possible transaction with, acquisition of or business combination (directly or through one or more of its affiliates) with ViroPharma Incorporated, a Delaware corporation (together with its subsidiaries, the “Company”), and/or one of its affiliates (any of the foregoing, a “Transaction”). As a condition to the furnishing to the Recipient (as defined below) and its Representatives (as defined below) of certain information about the Company’s properties, employees, finances, businesses, operations, assets, prospects and financial affairs, the Recipient agrees to be bound by the terms and conditions of this letter agreement, and the Recipient further agrees to inform any Representative to whom Proprietary Information (as defined below) is disclosed pursuant to the terms of this letter agreement of the contents of this letter agreement and to direct such Representative to comply with this letter agreement to the same extent as if such Representative were a party hereto. SPHIL represents and warrants to the Company that SPHIL is a direct wholly owned subsidiary of Shire plc, a public limited company incorporated under the laws of Jersey, Channel Islands, and is Shire plc’s only direct subsidiary. For purposes of this letter agreement, the “Recipient” shall mean SPHIL and its affiliates.

1.                                      Certain Definitions. All information about the Company furnished or otherwise conveyed by or on behalf of the Company or its Representatives, including in connection with visits to the Company’s facilities, in connection with the Recipient’s consideration, evaluation, negotiation and/or implementation of a Transaction, whether furnished or conveyed before or after the date hereof, whether oral, written or electronic, and regardless of the manner or form in which it is furnished or conveyed, is referred to in this letter agreement as “Proprietary Information.” The term Proprietary Information shall include, without limitation, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company and the Company’s business, including information concerning its joint ventures and other business partners, affiliates or subsidiaries, whether prepared by the Company or others, and any summaries, analyses or other documents created by the Recipient, the Company or others which refer to, relate to, discuss, constitute, or embody all or any portion of the Proprietary Information provided by the Company. The term Proprietary Information shall not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in breach of this letter agreement, (b) is or becomes available to the Recipient or any of its Representatives on a nonconfidential basis prior to or after its disclosure by the Company or its Representatives from a person other than the Company or its Representatives who is not known by the Recipient or such Representative otherwise to be (i) bound by a confidentiality agreement with the Company or any of its Representatives or (ii) under a legal obligation to the Company or any of its Representatives not to transmit the information to the Recipient, (c) was within the Recipient’s possession prior to when it was furnished to the Recipient by or on behalf of the Company, provided that the source of such information was not known by the Recipient to be (i) bound by a confidentiality agreement with the Company or any of its Representatives or (ii) under a legal obligation to the Company or any of its Representatives not to transmit the information to the Recipient or (d) is independently developed by the Recipient or any of its Representatives without use or reference to any Proprietary Information. As used in this letter agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, managers, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel, consultants and accountants) and, with respect to the Recipient, affiliates of Morgan Stanley & Co. LLC, the Recipient’s financial advisor, in connection with potential debt financing. Any person who after the date hereof becomes a Representative of either party shall be deemed to be such party’s Representative, for the purposes of this letter agreement, regardless of whether such person was such Representative on the date hereof. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, the media and any corporation, company, limited liability company, trust, partnership, association, joint venture, government or self-regulatory agency or body, group (as such term is used in Rule 13d-5(b)(1) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), other entity or individual. As used in this letter agreement, the term “affiliates” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

2.                                      Use and Disclosure of Proprietary Information. Subject to Section 3, unless otherwise agreed to in writing by the Company, the Recipient agrees (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who need to know the Proprietary Information for purposes of considering, evaluating, negotiating and/or implementing a Transaction and who have been informed of the terms of this letter agreement and are directed by the Recipient to comply with the terms of this letter agreement as if they were parties hereto; provided, that it shall disclose to such Representative only that portion of the Proprietary Information necessary for such Representative’s participation in the Recipient’s consideration, evaluation, negotiation and/or implementation of a Transaction (it being understood that the Recipient shall not be in violation of the foregoing proviso by virtue of a Representative of Recipient being granted access to an entire electronic data site or physical data room maintained in connection with a possible Transaction even though only a portion of the Proprietary Information contained in such electronic data site or physical data room is necessary for such Representative’s participation in the Recipient’s consideration, evaluation, negotiation and/or implementation of a Transaction), (b) not to use, and to take commercially reasonable measures to cause its Representatives not to use, Proprietary Information for any purpose other than in connection with its consideration, evaluation, negotiation and/or implementation of a Transaction and (c) except as required by law, rule, regulation, securities or share exchange or market rule, listing authority, listing agreement with any securities or share exchange or market or disclosure requirement of Law the Securities and Exchange Commission (collectively, “Law”) not to disclose to any person (other than those of its Representatives who are participating in the consideration, evaluation, negotiation and/or implementation of a Transaction) any information about a Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto, the status thereof, the fact that Proprietary Information has been made available to the Recipient or its Representatives or the terms and conditions of this letter agreement (the information described in this clause (c), the “Transaction Information”). At a minimum, the Recipient shall treat any Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as confidential and competitively valuable business information belonging to it is treated within its organization. SPHIL shall be responsible for any breach of the terms of this letter agreement by the Recipient or any of its Representatives and agrees to take all commercially reasonable measures to prevent (i) disclosure or use of any Proprietary Information in breach of the terms hereof and (ii) any other breach of any other provision of this letter agreement. Except as required by Law, the Company will not and will direct its Representatives not to, without the Recipient’s prior written moment, disclose to any other person (other than the Company’s Representative) the Recipient’s participation by name (or other identifying information) in connection with any possible Transaction, including identifying the Recipient by name (or other identifying information) as considering, or having negotiations or discussions regarding, or having received Proprietary Information in respect of, a possible Transaction.

The Company may in its sole discretion determine whether or which Proprietary Information shall not be disclosed to the Recipient due to commercial, competitive, legal or other factors. If the Company determines (in its sole discretion) that such a course of action is appropriate for any particular Proprietary Information as to which the Company wishes to impose additional restrictions on disclosure to the Recipient, the parties will negotiate in good faith to mutually agree upon appropriate procedures for the review of such Proprietary Information, which procedures may, among other things, limit access to such Proprietary Information to a limited number of identified Representatives of the Recipient, in which case such Proprietary Information shall not be disclosed to any of the Recipient’s other Representatives.

3.                                      Compelled Disclosure. In the event that the Recipient or any of its Representatives is compelled or requested (i) pursuant to a valid and effective subpoena, civil investigative demand, interrogatory, deposition, request for documents, regulatory demand or similar legal or judicial process, in each case, issued by a court of competent jurisdiction or governmental body, or (ii) pursuant to applicable Law to disclose any Proprietary Information, Transaction Information, or any other non-public information concerning the Company or a Transaction, the Recipient agrees that it shall, to the extent permitted by Law, provide the Company with prompt notice of such request or requirement (as well as (to the extent applicable) the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable), and will in good faith consult with and consider the suggestions of the Company concerning the nature and scope of the information the Recipient or such Representative proposes to disclose. The Company may seek an appropriate protective order or other remedy, may consult with the Recipient with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process, or may waive compliance, in whole or in part, with the terms of this letter agreement. The Recipient agrees to use commercially reasonable efforts (at the Company’s sole cost and expense) to cooperate with and not to oppose any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained and the Company does not waive compliance with the terms of this letter agreement, the Recipient or such Representative may disclose only that part of the Proprietary Information or Transaction Information as it is advised by counsel is required. In any such event, the Recipient shall use commercially reasonable efforts (at the Company’s sole cost and expense) to cooperate with the efforts of the Company to obtain an order or other reliable assurance that all Proprietary Information and/or Transaction Information to be disclosed will be accorded confidential treatment. For the avoidance of doubt, notwithstanding any disclosure to such court or governmental body of Proprietary Information or Transaction Information pursuant to this Section 3, the Recipient and its Representatives will continue to be bound by their respective obligations under this letter agreement with respect to such information.

4.                                      Standstill. The Recipient represents and warrants to the Company that, as of the date hereof, it does not beneficially own (as defined in Rule 13d-3 of the Exchange Act) any securities of the Company or any securities or contract rights (other than in respect of broadly based index funds, exchange traded funds, mutual funds or similar funds) the value of which are dependent on the value of the securities of the Company. In further consideration of being furnished the Proprietary Information, the Recipient also agrees that for a period of one (1) year from the date of this letter agreement (the “Standstill Period”), neither the Recipient nor any of its affiliates will, and the Recipient and its affiliates will direct its Representatives (to the extent acting at the Recipient’s or its affiliates’ direction and on its or their behalf) not to, directly or indirectly, without the prior written consent of the Board of Directors of the Company:

(a)                                 effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or in any way knowingly assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of (or obtaining any right to direct the voting or disposition of) any securities (including any derivative securities), or rights or options to acquire (or obtain any right to direct the voting or disposition of) any securities or any material assets of the Company, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within Recipient’s control) pursuant to any agreement, arrangement or understanding or otherwise, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, amalgamation, joint venture, partnership or similar transaction involving the Company or any material assets of the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Company or any of its subsidiaries or to consent to any action from any holder of any voting securities of the Company or seek to advise or influence any person with respect to the voting of or the granting of any consent with respect to any voting securities of the Company; or (v) any acquisition of a material portion of the assets of the Company;

(b)                                 make, or in any way participate in, directly or indirectly, (i) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its subsidiaries or (ii) any demand for a copy of the Company’s stock ledger, list of stockholders or any other books and records of the Company;

(c)                                  form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

(d)                                 make any public disclosure (subject to Section 3), or take any other action, that would reasonably be expected to require the Company to make any public disclosure, with respect to any of the foregoing;

(e)                                  otherwise act (including by providing financing for another party), alone or in concert with others (including shareholders of the Company), to seek to control, advise, change or influence, in any manner, the management, Board of Directors, governing instruments, policies or affairs of the Company;

(f)                                   disclose any intention, plan or arrangement inconsistent with the foregoing; or

(g)                                  knowingly advise, knowingly assist or knowingly encourage any other persons in connection with any of the foregoing;

provided, that none of the foregoing restrictions shall prevent the Recipient or its affiliates from acquiring any company or entity or any interest or securities in any company or entity that holds, or is interested in, any of Company’s or any of the Company’s affiliates’ securities or assets, except where the prinicipal reason for such acquisition is to acquire an interest in the Company’s or any the Company’s affiliates’ securities or assets.

Notwithstanding anything in this letter agreement to the contrary, the provisions of this Section 4 shall be inoperative and of no force and effect if any other person or “group” as defined in Section 13(d)(3) of the Exchange Act (i) executes a definitive agreement with the Company to acquire (x) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the Company’s outstanding voting securities or (y) assets of the Company and its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries, taken as a whole, or (ii) commences a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the Company’s outstanding voting securities and, in the case of clause (ii), the Company’s Board of Directors fails to recommend against its shareholders tendering their shares into such offer within 10 business days after the commencement of such offer or at any time thereafter at which it publicly takes a new position with respect to such offer.

The expiration of the Standstill Period (or, if earlier, the termination of the provisions of this Section 4) will not terminate or otherwise affect any of the other provisions of this letter agreement; provided, that following the earlier of such expiration or termination, nothing in this letter agreement shall restrict the use or, to the extent required by applicable Law, the disclosure of Transaction Information in connection with any of the actions described in clauses (a)-(g) of the first paragraph of this Section 4.

The Recipient also agrees not to publicly request that the Company or any of its Representatives amend or waive any provision of this Section 4 (including this sentence); provided, that nothing contained in this letter agreement shall prevent the Recipient or any of its Representatives from making confidential communications to the Comapany’s Chief Executive Officer and/or its Board of Directors (including, without limitation, a confidential proposal to acquire the Company or a confidential request to amend or waive any provision of this Section 4).

5.                                      Non-Solicitation and Non-Hire of Employees. The Recipient agrees that, without the Company’s prior written consent, it will not, and shall cause its affiliates and Representatives (acting at its direction and on its behalf) not to, for a period of twelve (12) months from the date hereof, directly or indirectly, (i) solicit or knowingly cause to be solicited for employment or offer to hire or engage as a consultant or (ii) hire or engage as a consultant, any person who is at such time employed by the Company or any of its subsidiaries and who is first identified by the Recipient as a result of the process contemplated by this letter agreement, or otherwise knowingly induce or attempt to induce any such person to terminate or otherwise cease his or her employment relationship with the Company or any of its subsidiaries; provided, however, that the Recipient shall not be prohibited from (a) conducting generalized solicitations for employees (which solicitations are not specifically targeted at the Company’s employees) through the use of media advertisements, professional search firms or otherwise (or hiring or engaging any person who responds to any such generalized solicitation) or (b) if the Recipient and the Company enter into a definitive agreement concerning a Transaction (a “definitive agreement”), employing such persons connected with the Company in accordance with such definitive agreement and in accordance with all applicable laws. For the purposes of this letter agreement, “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the Recipient’s part.

6.                                      Exclusive Property. The Recipient and its Representatives acknowledge that the Proprietary Information is and at all times remains the sole and exclusive property of the Company, and the Company has the exclusive right, title, and interest to such Proprietary Information. No right or license, by implication or otherwise, is granted by the Company or is to be implied as a result of any disclosure of Proprietary Information under this letter agreement.

7.                                      No Obligation, Representation or Warranty. Other than as may be set forth in a definitive agreement providing for a Transaction, the Recipient understands and acknowledges that neither the Company nor any of its Representatives has made or is making, and it and its Representatives are not relying on, any representation or warranty, express or implied, as to the timeliness, accuracy or completeness of any Proprietary Information, including any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company and its affiliates. The Recipient further agrees that, other than as may be set forth in a definitive agreement providing for a Transaction, neither the Company nor any of its Representatives shall have any liability (including in contract, tort, under federal or state securities laws or otherwise) to Recipient or to any of its Representatives relating to or resulting from the use or non-use of any Proprietary Information or any errors therein or omissions therefrom. Only those representations or warranties that are made in a definitive agreement providing for a Transaction, when, as and if executed, and subject to the limitations and restrictions as may be specified therein, will have any legal effect. The parties agree that unless and until a definitive agreement providing for a Transaction has been executed and delivered neither party nor any of its Representatives is under any legal, fiduciary or other duty or obligation to the other party of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any expression with respect to a Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company and its Representatives are free, in their sole discretion, to determine (i) to conduct any process for the Transaction or any other transaction involving the Company (including negotiating with any of the other prospective parties thereto and entering into a definitive agreement providing for a transaction involving the Company without prior notice to the Recipient or any other person); (ii) to provide or not provide any Proprietary Information to the Recipient or its Representatives under this letter agreement; (iii) to reject any and all proposals made by the Recipient or any of its Representatives with regard to a Transaction; and (iv) to terminate discussions and negotiations at any time for any reason or no reason. No representation or warranty (whether express or implied) has been made by the Company or any of its Representatives with respect to the proposed process or the manner in which the proposed process is conducted, and the Recipient hereby disclaims any such representation or warranty. Any procedures relating to any process for the Transaction or any other transaction may be changed at any time without notice to the Recipient or any other person. The Recipient agrees that none of the Company or any of its Representatives has any legal, fiduciary or other duty to it with respect to the manner in which the proposed process is conducted.

This letter agreement binds the parties only with respect to the matters expressly set forth herein, and neither party is bound or committed to negotiate or consummate a Transaction unless and until a definitive agreement on such matters has been executed and delivered on behalf of both parties by their duly authorized officers.

8.                                 No Unauthorized Contact. During the Standstill Period, the Recipient agrees not to initiate or maintain contact (except for contacts made in connection with existing commercial relationships and/or in the ordinary course of business) with any officer, director, employee or agent of the Company regarding the Company’s business except with the express prior permission of the Company. It is understood that, if appropriate, the Company will arrange for contacts for due diligence purposes. It is further understood that all (a) communications regarding a Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures will be submitted only to certain individuals designated by the Company.

9.                                 Return or Destruction of Documents. At any time upon the written request of the Company, the Recipient and its Representatives shall as promptly as reasonably practicable, at the Recipient’s election, return to the Company or destroy all copies of Proprietary Information in its or their possession or under its or their custody or control (including (a) any additional copies of Proprietary Information made by or on behalf of the Recipient or its Representatives and (b) Proprietary Information stored in electronic form on computers). Neither the Recipient nor its Representatives shall retain any copies or other reproductions in whole or in part of such material; provided, that (i) the Recipient’s external advisors may retain, solely for compliance purposes, copies of the Proprietary Information in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards, (ii) the Recipient may retain one copy of all such Proprietary Information in its legal department solely for archival and compliance purposes and (iii) the Recipient and its Representatives are not required to destroy any electronic records or files containing Proprietary Information that have been created pursuant to automatic archiving and backup procedures that cannot reasonably be expunged. In addition, if requested by the Company, SPHIL shall cause one of its authorized officers to certify in writing to the Company that the Recipient and its Representatives have complied with their respective obligations under this Section 9. Notwithstanding the destruction or return, as applicable, of Proprietary Information, the Recipient and its Representatives will continue to be bound by the Recipient’s confidentiality and non-disclosure and other obligations hereunder unless otherwise provided for in this letter agreement.

10.                               Term. Except as otherwise provided in this letter agreement, this letter agreement shall terminate on the date that is three (3) years after the date of this letter agreement; it being agreed that such termination shall not relieve any party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

11.                               Prohibition on Trading. The Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Recipient hereby confirms that it will not use any Proprietary Information in a way that would violate any antitrust or other applicable law.

12.                         Remedies for Breach. Each party acknowledges and agrees that the non-breaching party may be irreparably harmed by a breach of this letter agreement. Without prejudice to the rights and remedies otherwise available, each party agrees that the non-breaching party shall be entitled to seek equitable relief by way of injunction or otherwise, without proof of actual damages and without the need of posting bond. The Recipient shall use commercially reasonable efforts to cooperate with the Company to regain possession of any Proprietary Information disclosed in breach of this letter agreement. In any suit, action or claim to enforce this letter agreement or for breach of this letter agreement, the prevailing party shall be entitled to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees.

13.                          Privilege. To the extent that any Proprietary Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine, the Recipient acknowledges that it and the Company have a commonality of interest with respect to such matters, and agree that it is the Recipient’s mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Proprietary Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Recipient agrees to take all commercially reasonable measures to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

14.                          No Waiver. Each party further understands and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15.                                        Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to its conflicts of law principles. The parties hereto agree that venue in any and all actions and proceedings related to this letter agreement shall be in the state and federal courts of Delaware (and the appropriate appellate courts therefrom), which courts shall have exclusive personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding (and agree not to commence any action, suit, or proceeding relating thereto except in such courts). THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING REGARDING THE SUBJECT MATTER OF THIS AGREEMENT

16.                                        Successors and Assigns. The parties agree that the rights and remedies under this letter agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign this letter agreement without the prior written consent of the other party, and any attempt to do so shall be null and void; provided, that the Company’s rights and obligations hereunder may be assigned by the Company in connection with a transaction to an acquirer of all or substantially all of the Company. This letter agreement shall be binding upon a party’s successors and permitted assigns.

17.                                        Severability. If any provision of this letter agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the provisions of this letter agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to the intent and purposes of the invalid, illegal or unenforceable provision.

18.                                        Notices. All notices hereunder shall be in writing and shall be delivered, sent by recognized overnight courier, facsimile (with confirmation of receipt), or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party’s address shown below. Notices which are hand delivered or delivered by recognized overnight courier or fax shall be effective on delivery. Notices which are mailed shall be effective on the third day after mailing.:

If to the Recipient:

Shire Pharmaceutical Holdings Ireland Limited
5 Riverwalk

Citywest Business Campus

Dublin 24, Ireland

Attn: David Colpman

Facsimile: +353 1 4297797

With a copy to:

Shire Pharmaceutical Holdings Ireland Limited
5 Riverwalk

Citywest Business Campus

Dublin 24, Ireland

Attn: Legal Department

Facsimile: +353 1 4297797

If to the Company:

ViroPharma Incorporated
730 Stockton Drive

Exton, Pennsylvania 19341
Attn: J. Peter Wolf

General Counsel

Facsimile: (610) 458-7380

19.                               Entire Agreement; Amendments and Waivers. This letter agreement contains the entire agreement between the Recipient and the Company concerning the subject matter hereof, and no provision of this letter agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by the Recipient and the Company in the case of an amendment or modification or by the party to be charged in the case of a waiver or consent, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. Any attempted amendment, modification, waiver or consent in violation of this provision shall be void ab initio.

20.                               Counterparts. This letter agreement may be executed in any number of counterparts, including by pdf or facsimile transmission, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

21.                               Headings. Section headings used herein are for convenience of reference only, are not part of this letter agreement and shall not affect the construction of, or be taken into consideration in interpreting, this letter agreement.

22.                               Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

[Signature Page Follows]

Please confirm your agreement with the foregoing by countersigning this letter agreement in the space provided below and returning to the undersigned a fully executed copy of this letter agreement.

VIROPHARMA INCORPORATED

By:	/s/ Vincent J. Milano
Name:	Vincent J. Milano
Title:	Chief Executive Officer

Accepted and Agreed

as of the date set forth above:

SHIRE PHARMACEUTICAL HOLDINGS IRELAND LIMITED

By:	/s/ Michael Garry
Name:	Michael Garry
Title:	Director